Exhibit 10.2

Participant Name	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%
Total Cash Awarded

CASH AWARD AGREEMENT
This Cash Award Agreement (this “Agreement”) is made as of the date set forth above (“Grant Date”) between ARGO GROUP INTERNATIONAL HOLDINGS, LTD. (the “Company”), and the individual named above (“Participant”).
RECITALS
A.The Company’s 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”) provides for the granting of Other Cash-Based Awards (the “Cash Awards”) by the Company.
B.Pursuant to the Plan, the administration of the Plan has been delegated to the Human Resources Committee of the Board of Directors of the Company (the “Committee”).
C.Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its stockholders to grant this Cash Award to Participant and has approved the execution of this Agreement.
D.Capitalized terms not defined herein shall have the meanings specified in the Plan. Reference is made to that certain Agreement and Plan of Merger, dated as of February 8, 2023, by and among the Company, Brookfield Reinsurance Ltd. (“Parent”) and BNRE Bermuda Merger Sub Ltd. (the “Merger Agreement”). For the avoidance of doubt, following the closing of the transactions contemplated by the Merger Agreement (the “Closing”), references to the Company and its Subsidiaries or Affiliates set forth in this Agreement shall include Parent and its Affiliates.
AGREEMENT
NOW, THEREFORE, the parties hereto agree as follows:
1.The Company hereby grants Participant a Cash Award having a target value as set forth above (the “Granted Cash Value”).
2.Participant shall not be deemed vested in the Granted Cash Value until it has vested as hereinafter provided (the “Vested Cash Award”). The Granted Cash Value shall become a Vested Cash Award on the day that is the first anniversary of the Grant Date. In the event that the Participant ceases for any reason (other than as indicated in Section 4 below) to be a director of the Company or any subsidiary corporation of the Company prior to the vesting date, then the Granted Cash Value shall automatically be forfeited and returned to the Company. The Vested Cash Award shall be paid by the Company in cash as promptly as practicable following the vesting date and in no event later than March 15th of the year following the year in which such vesting occurs.
3.Notwithstanding the vesting schedule set forth in Section 2, the Cash Award shall become a Vested Cash Award simultaneous with and contingent upon the occurrence of a Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning given to that term from time to time in the Plan and for the avoidance of doubt, the Closing constitutes a Change in Control.
4.Notwithstanding the vesting schedule set forth in Section 2, the Granted Cash Value of the Participant shall become a Vested Cash Award in the event that the Participant (i) resigns after being asked to resign from the Company’s Board of Directors without Cause (as defined in the Plan) by the Chairman of the Board of Directors, or (ii) ceases to be a director of the Company due to death or Disability.
5.In connection with the vesting of the Cash Award in accordance with this Agreement, or at any other time that the Company is required to make withholding under applicable tax law, the Company shall have the right to require Participant or Participant’s legal successor in interest to pay the Company the amount of taxes, if any, which the Company may be required to withhold with respect to such Granted Cash Value.
6.The Cash Award and the rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of the Cash Award contrary to the provisions hereof, this Agreement and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.
7.If the Merger Agreement is terminated in accordance with its terms prior to the Closing occurring, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all the assets or more than 80% of the then outstanding stock of the Company to another corporation, this Agreement shall terminate (except to the extent the Cash Award has vested, including, without limitation, giving effect to the acceleration provisions of Section 3 hereof) unless express written provision be made in connection with such transaction for (i) the assumption of this Agreement or the substitution therefore of a new Cash Award, with such adjustments to be conclusively determined by the Committee; (ii) the continuance of the Plan by such successor corporation in which event this Agreement shall remain in full effect under the terms so provided; or (iii) the payment in cash in complete satisfaction of the Cash Award evidenced by this Agreement.
Adjustments under this Section 7 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof shall be final, binding and conclusive.
8.The Cash Award granted hereby is subject to, and the Company and Participant agree to be bound by, all of the terms and conditions of the Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect in any material respect Participant’s rights under this grant without the prior written consent of Participant. The terms of the Plan are incorporated into and form part of this Agreement.
9.Miscellaneous.
a.No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to Participant with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.
b.Necessary Acts. Participant and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
c.Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Participant and any heir, legatee, or legal representative of the Participant. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of Texas.
d.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding.
e.Clawback of Proceeds. The Cash Award is subject to the clawback provisions in Section 15.21 of the Plan.
f.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
g.No Service Guarantee. Nothing in this Agreement nor in the Plan nor in the making of the Award shall confer on Participant any right to or guarantee of continued service with the Company or any of its Subsidiaries or Affiliates or in any way limit the right of the Company or any of its Subsidiaries or Affiliates to terminate the service of Participant at any time.
h.Data Protection. Participant consents to the collection, holding, processing and transfer of personal data by the Company and any of its Subsidiaries for all purposes connected with this Agreement, including (i) the holding and maintenance of details of the grant; (ii) the transfer of personal data to the trustee of an employee benefit trust, the Company’s registrars or brokers, any administrator of the Company’s share incentive arrangements or any other relevant professional advisers or service providers to the Company or any of its Subsidiaries that is or was Participant’s employer; (iii) the transfer of personal data to a prospective buyer of the Company or of any of its Subsidiaries or Affiliates or business unit that employs Participant, and the prospective buyer’s professional advisers, provided that those persons irrevocably agree to use the personal data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998 (or any successor thereto); and (iv) the transfer of personal data under Section 9.h.ii or Section 9.h.iii to a person who is resident in a country or territory outside the European Economic Area that may not provide equivalent statutory protections for personal data.

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